PRESIDENTIAL LIFE INSURANCE COMPANY

69 LYDECKER STREET NYACK, NEW YORK 10960 (845) 358-2300

November 18, 2011

Mr. Duncan Szeto
13 Longview Drive
Towaco, NJ 07082

RE:  Letter Agreement

Dear Duncan:

This letter agreement (this “Agreement”) memorializes the understandings between Duncan Szeto (“You”) and Presidential Life Insurance Company (the “Company”) for certain severance arrangements provided herein.  Any capitalized term used but not defined herein shall have the meaning set forth in Exhibit A attached hereto.

1.           Term.  This Agreement shall be in effect during the period beginning on November 18, 2011 through November 18, 2013 (the “Term”); provided, however, that if a Change in Control has occurred prior to expiration of the Term, the Term shall continue until the first anniversary of Change in Control.

2.           Termination and Resulting Compensation.

(a)           Involuntary Termination Prior to a Change in Control.  In the event that during the Term You incur an Involuntary Termination prior to a Change in Control, and subject to Sections 3, 4 and 8(g) below, You shall receive one year of base salary as in effect as of the Termination Date, payable on a bi-weekly schedule for a period of twelve (12) months, less all applicable withholding and other deductions (the “Severance Payments”).

(b)           Involuntary Termination or Good Reason Termination After a Change in Control.  In the event that during the Protection Period and the Term You incur an Involuntary Termination or a termination for Good Reason, and subject to Sections 3, 4 and 8(g) below, You shall be entitled to: (i) the Severance Payments; (ii) subject to Your timely election of continuation coverage under COBRA, payment of the Medical Premium Payments until the earlier of (A) the first anniversary of the Termination Date; (B) the date You obtain subsequent employment that offers medical benefits; and (C) the date You no long remain eligible for continuation coverage under COBRA; and (iii) all outstanding unvested stock options, unvested restricted stock grants and any other unvested equity award grants shall become fully vested, and any vested stock options shall be exercisable in accordance with the terms of the applicable equity plan and stock option agreement.

(c)           No Other Severance.  Payments and benefits provided in this Section 2 shall be in lieu of any change in control, termination or severance payments for which You may be eligible under any employment agreement, offer letter or any of the plans, policies or programs of the Company, the Parent or the Presidential Life Group.

3.           General Release Satisfaction.  The payments and benefits described in Section 2 shall not become payable or vest unless and until You execute and deliver to the Company a general release of claims that is no longer subject to revocation under applicable law in the form set forth in Exhibit B attached hereto within thirty (30) days following the Termination Date.

4.           280G / 4999 Reduction.  If it shall be determined that any payment or distribution to You or for Your benefit (whether paid or payable, or distributed or distributable) pursuant to this Agreement or pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including, without limitation, any equity award, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (the “Payments”) would subject You to the excise tax imposed by Code Section 4999 by reason of being contingent on a “change in the ownership or control” or “change in the ownership of a substantial portion of the assets” of the Company or the Parent, within the meaning of Code Section 280G or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any interest or penalties, collectively, the “Excise Tax”), then the Payments shall be reduced such that the aggregate present value of the payments in the nature of compensation to You or for Your benefit which are contingent on such change (as determined in the manner set forth under Code Section 280G and related Treasury Regulations) equals 299% of the “base amount” as defined in Code Section 280G(b)(3).

5.           Restrictive Covenants.

(a)           Confidentiality; Non-Disclosure; Return of Property.  You agree that You shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, during Your employment or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Presidential Life Group, which have been obtained by You during Your employment.  The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to You; (ii) becomes generally known to the public subsequent to disclosure to You through no wrongful act by You; or (ii) You are required to disclose by applicable law, regulation or legal process (provided, that You provide the Company with prior written notice of the contemplated disclosure and cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information).  Unless required to be disclosed by applicable law, regulation or legal process, the terms and conditions of this Agreement shall remain strictly confidential, and You hereby agree not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on Your conduct imposed by the provisions of this Section 5.  On the Termination Date (or at any time prior thereto at the Company’s request), You shall return all property belonging to the Presidential Life Group, including, without limitation, any documents, computers, cell phones, wireless electronic mail devices or other equipment.

(b)           Non-Solicitation.  You agree that during Your employment and for twelve (12) months following Your termination of employment for any reason (the “Restricted Period”), You shall not (i) solicit, or cause to be solicited, any customers of the Presidential Life Group if it is for purposes of promoting or selling any products or services competitive with those of the Presidential Life Group; (ii) solicit business from, or perform services for, any business that at any time during the two-year period immediately prior to Termination Date was a Presidential Life Group customer; or (iii) solicit for employment, offer, or cause to be offered, employment, on a full time, part time, or consulting basis, to any person employed or retained by Presidential Life Group at any time during the six-month period prior to the Termination Date, unless You receive the Company’s prior written consent or You are not involved, directly or indirectly, in the termination of such person’s employment or services with the Presidential Life Group.  The foregoing clauses (i) through (iii) shall be violated by the personal solicitation or personally directed and targeted solicitation by You and not by (A) general marketing or solicitation; (B) solicitation by other employers of subsequent business employing you, if those solicited are not specifically identified by You; or (C) the providing of services by Your new employer to businesses not so solicited by You.

(c)           Non-Compete.  You agree while employed and during the Restricted Period, You shall not, directly or indirectly, own, manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of any business similar to the type of business conducted by the Presidential Life Group or under contemplation by the Presidential Life Group as of the Termination Date.  The area covered by this Section 5(c) is in any state in which the Presidential Life Group conducts business or was planning to conduct business as of the Termination Date.

(d)           Non-Disparage.  During Your employment and following your termination of employment for any reason, You agree not to make negative comments or disparage the Presidential Life Group or its respective officers, directors, employees, shareholders, agents or products, in any manner likely to be harmful to them or their business or business or personal reputation.  The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony, or administrative or arbitral proceedings.

(e)           Reformation; Tolling.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 5 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, then such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.  In the event of any violation this Section 5, You agree that the post-termination restrictions contained in this Section 5 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

6.           Cooperation.  You agree that while employed by the Company and thereafter, You shall respond and provide information with regard to matters in which You have knowledge as a result of Your employment, and shall provide reasonable assistance to the Presidential Life Group and their respective representatives in defense of any claims that may be made against the Presidential Life Group, and will assist the Presidential Life Group in the prosecution of any claims that may be made by the Presidential Life Group, to the extent that such claims may relate to your employment.  You agree to promptly inform the Company if You become aware of any lawsuits involving such claims that may be filed or threatened against the Presidential Life Group.  You agree to promptly inform the Company (to the extent that the You are legally permitted to do so) if You are asked to assist in any investigation of the Presidential Life Group (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Presidential Life Group with respect to such investigation, and shall not do so unless legally required.  Upon presentation of appropriate documentation, the Company shall pay or reimburse You for all reasonable out-of-pocket expenses incurred by You in complying with this Section 6.

7.           Equitable Relief and Other Remedies.  You agree that the Company’s remedies at law for a breach or threatened breach of the provisions of Section 5 or 6 would be inadequate and, You agree that, in the event of a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.  In the event You violate Section 5 or 6 hereof, in addition to other remedies available, any severance being paid to You pursuant to this Agreement shall immediately cease, any vested equity award shall terminate and be forfeited, and any severance previously paid to You (other than $1,000) shall be immediately repaid to the Company.

8.           Miscellaneous.

(a)           Indemnification and D&O Insurance.  During the Protection Period and to the extent provided under the Company’s by-laws in effect from time to time, the Company agrees to indemnify You and hold You harmless against and in respect of any actions, suits, proceedings, claims, demands, judgments, costs, expenses, losses, and damages resulting from Your good faith performance of Your duties with the Company.  During the Protection Period and to the extent provided under the Company’s liability insurance policy in effect from time to time, the Company shall cover You under directors’ and officers’ liability insurance in the same amount and to the same extent as the Company covers its other officers and directors.

(b)           Governing Law; Consent to Jurisdiction. The validity, interpretation, construction and performance of this Agreement (and exhibits attached) shall be governed by the laws of the State of New York without regard to the choice of law principles thereof.  You agree to exclusive jurisdiction in the Federal and State courts of the State of New York, located in New York County, for any and all disputes relating this Agreement and irrevocably waives any immunity from the jurisdiction of such courts and any claim of improper venue, forum non conveniens or any similar objection which you might otherwise be entitled to raise in any suit, action or proceeding in such courts with respect to a dispute relating to this Agreement.

(c)           WAIVER OF JURY TRIAL.  EACH PARTY TO THIS AGREEMENT, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

(d)           Successors.  The Company shall require any successor to all or substantially all of the assets of the Company to expressly assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.  You agree that this Agreement is personal to You and You shall not assign this Agreement.  This Agreement shall inure to the benefit of and be enforceable Your heirs, beneficiaries and/or legal representatives.

(e)           Notices.  Any notices for the Company shall be sent to, Attention: Vice President of Human Resources, 69 Lydecker Street Nyack, NY 10960.  Notices to You shall be sent to the latest address on the Company’s records.

(f)           No Mitigation; No Offset.  You shall not be required to mitigate any payment provided for in this Agreement by seeking other employment.  No payment herein shall be offset or reduced by the amount of any payments or benefits provided to You in any subsequent employment except as provided in Section 2(b)(ii).

(g)           Code Section 409A; Withholding.  This Agreement shall comply with (or be exempt from) Code Section 409A.  If any payment or benefit is considered “nonqualified deferred compensation” under Code Section 409A, then such payment or benefit shall be subject to the Code Section 409A Requirements.  In no event whatsoever shall the Presidential Life Group be liable for any additional tax, interest or penalty that may be imposed on You by Code Section 409A or any damages for failing to comply with Code Section 409A.  The Company shall withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(h)           Survival.  The obligations and provisions in Sections 4 through 8 shall survive the termination or expiration of the Term and Your employment with the Company and shall be fully enforceable thereafter.

(i)            Entire Agreement; Waiver; Severability.  This Agreement (and exhibits attached) contain the entire agreement of the parties relating to the subject matter hereof and replaces and supersedes any prior agreements relating to said subject matter.  No modifications or amendments of this Agreement shall be valid unless made in writing and signed by both parties.  The waiver of a breach of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.  If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

To indicate Your acceptance of this Agreement, please sign and date this Agreement and return it to Paul Marsico, Vice President of Human Resources.   This offer will terminate if not accepted by You on or before November 28, 2011.  This Agreement may be executed in counterparts to constitute one instrument.

PRESIDENTIAL LIFE INSURANCE COMPANY

By:	/s/ Donald Barnes	Dated: November 18, 2011
Name:	Donald Barnes
Title:	Chief Executive Officer

Agreed and Accepted:

By:	/s/ Duncan Szeto	Dated: November 28, 2011
Duncan Szeto